UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549
________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES AND EXCHANGE ACT OF 1934

Date of report:  December 22, 2010
(Date of earliest event reported)

E*TRADE FINANCIAL CORPORATION
(Exact name of registrant as specified in charter)

Delaware	1-11921	94-2844166
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1271 Avenue of the Americas, 14th Floor, New York, New York 10020
New York, New York 10022
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:  (646) 521-4300

______________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As announced on December 17, 2010, E*TRADE Financial Corporation (the “Company”) has appointed Matthew Audette as its Chief Financial Officer effective January 1, 2011.  On December 22, 2010, the Company entered into an employment agreement with Mr. Audette, effective upon his commencement as Chief Financial Officer.  Mr. Audette’s compensation will include a $500,000 annual salary and an annual target cash bonus opportunity of $600,000, as well as annual equity award opportunities.  In connection with his promotion, he will receive stock options and restricted stock units with a total grant date value (based on the Company’s practices for recognizing compensation expense) of approximately $750,000, which will vest annually over four years.  Mr. Audette will be provided with relocation benefits to be determined by the Company.  The employment agreement has the standard severance terms for the Company’s executive officers, providing that if he is involuntary terminated without cause or resigns for good reason (including actions by the Company to materially decrease his salary or duties) and signs a release, he will receive a prorated bonus for the year of termination (based on actual performance for the year of termination), one times the sum of salary plus target bonus, 12 months of health benefits, and 12 months of accelerated vesting of equity awards.  If the termination occurs in connection with a change in control, the severance benefits will be two times the sum of salary plus target bonus, 24 months of health benefits and full accelerated vesting of equity awards.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

E*TRADE FINANCIAL CORPORATION

Dated: December 22, 2010	By:	/s/ Karl A. Roessner
Name: Karl A. Roessner
Title: Corporate Secretary